EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 29, 1996 relating to the consolidated financial statements of Border Network Technologies Inc. for the year ended December 31, 1995, included in the Proxy Statement dated August 5, 1996 (File No. 0-27074), incorporated by reference to the Current Report on Form 8-K dated September 12, 1996 and included in the Current Report on Form 8-K/A dated November 12, 1996. We also consent to the reference to us under the heading "Experts" in such prospectus.




/s/ Price Waterhouse
Chartered Accountants
Toronto, Ontario
November 22, 1996